Exhibit 99.1

                 Station Casinos to Issue $150 Million
                 of 6 7/8% Senior Subordinated Notes

    LAS VEGAS--(BUSINESS WIRE)--Aug. 23, 2005--Station Casinos, Inc. (NYSE: STN - News; "Station" or "the Company") today announced it has agreed to issue $150 million of 6 7/8% senior subordinated notes due March 1, 2016. This offering is an add-on to the $550 million of senior subordinated notes issued by the Company in February 2004 and June 2005. The offering was priced at 102.50 to yield 6.40%. Proceeds from the sale of the notes will be used to reduce amounts outstanding on the Company's revolving credit facility and for general corporate purposes.
    The notes have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

    Company Information

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino and Gold Rush Casino in Henderson, Nevada. Station also owns a 50% interest in both Barley's Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.


    CONTACT: Station Casinos, Inc., Las Vegas
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
             Executive Vice President/Chief Financial Officer/ Chief Administrative Officer
                     or
             Thomas M. Friel, 800-544-2411 or 702-221-6793
             Vice President of Finance/Corporate Controller
                     or
             Lori B. Nelson, 800-544-2411 or 702-367-2427
             Director of Corporate Communications